Exhibit 99.1

American Tire Distributors Announces Offering of Senior Subordinated Notes

CHARLOTTE, N.C. (February 3, 2015) – American Tire Distributors, Inc. (“ATD”), today announced it intends to raise approximately $805 million in gross proceeds through an offering of Senior Subordinated Notes due 2022. The net proceeds from the notes offering would be used to fund the redemption of all of ATD’s outstanding 11.5% Senior Subordinated Notes due 2018, to pay a cash dividend to American Tire Distributors Holdings, Inc., ATD’s parent company, to enable ATD’s ultimate parent company to fund a cash dividend or other payment to certain of its securityholders. The consummation of the notes offering is subject to market and other conditions including, without limitation, satisfaction of certain escrow release conditions in respect of the notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Senior Subordinated Notes due 2022. The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties, and other factors including the failure to consummate the notes offering or satisfy the escrow release conditions and potential changes in market conditions that could cause actual results to differ materially.

About American Tire Distributors, Inc.

American Tire Distributors is one of the largest independent suppliers of tires to the North American replacement tire market. It operates more than 140 distribution centers, including 25 distribution centers in Canada, serving approximately 80,000 customers across the U.S. and Canada. The company offers an unsurpassed breadth and depth of inventory, frequent delivery and value-added services to tire and automotive service customers. American Tire Distributors employs approximately 4,800 employees across its distribution center network, including approximately 600 employees in Canada.

Contact(s):

Ron Sinclair

American Tire Distributors

704-992-2000

rsinclair@atd-us.com